Exhibit 99.18

INVESTMENT AGREEMENT

among

CLEARWIRE CORPORATION,

CLEARWIRE COMMUNICATIONS LLC,

and

SPRINT HOLDCO, LLC

Dated as of December 13, 2011

THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2011 (the “Execution Date”) by and among Clearwire Corporation, a Delaware corporation (“Clearwire”), Clearwire Communications LLC, a Delaware limited liability company (“Clearwire LLC”, and together with Clearwire, the “Clearwire Parties”) and Sprint HoldCo, LLC, a Delaware limited liability company (“Sprint”); Sprint and the Clearwire Parties are referred to herein as the “Parties”).

RECITALS

A. Sprint HoldCo is a current stockholder in Clearwire, and Sprint HoldCo is an equityholder in Clearwire LLC.

B. Pursuant to that certain Commitment Agreement (the “Commitment Agreement”), dated November 30, 2011, by and between Sprint HoldCo, Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Clearwire and Clearwire LLC, Sprint HoldCo has agreed that should the Clearwire Parties consummate an equity offering which generates gross proceeds of at least $400.0 million (inclusive of amounts invested by Sprint HoldCo), Sprint HoldCo will exercise its preemptive rights under that certain Equityholders’ Agreement by and among certain stockholders of Clearwire, dated as of November 28, 2008, as may be amended from time to time (the “Equityholders’ Agreement”), and purchase securities representing its preemptive-rights pro rata share of the securities representing gross proceeds of up to $700.0 million issued in such an offering.

C. Clearwire has prepared and filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), an automatic shelf registration statement (File No. 333-178329), including a prospectus, relating to the offering (the “Class A Offering”) of $350.0 million of its Class A Common Stock, par value $0.0001 (its “Class A Common Stock”), which automatic shelf registration statement became effective under Rule 462(e) of the rules and regulations of the SEC thereunder. Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to 430B under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before effectiveness, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement at the time of its effectiveness that omits Rule 430 Information, and the term “Prospectus” means the final prospectus in the form filed with the Commission and dated the date hereof. Any reference in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

Clearwire has prepared and filed with the SEC the following information (the “Pricing Disclosure Package”): a Preliminary Prospectus dated December 5, 2011 and a Prospectus dated December 7, 2011.

D. On December 9, 2011, the underwriters of the Class A Offering (the “Underwriters”) exercised in full their option to purchase up to an additional 15% of the amount of shares offered in the Class A Offering.

E. Sprint HoldCo and certain other stockholders of Clearwire and/or equityholders of Clearwire LLC (if applicable) have executed and delievered an irrevocable written consent consenting to an amendment (the “Charter Amendment”) to Clearwire’s Restated Certificate of Incorporation, to implement an increase in Clearwire’s authorized share capital (the “Written Consent”), as necessary for the consummation of the transactions contemplated by this Agreement (the “Transactions”).

F. Clearwire has filed with the SEC an information statement on Schedule 14C under the Exchange Act with respect to the Charter Amendment and, upon expiration of a 10-day waiting period or resolution of the staff of the SEC’s comments, as applicable, expects to file a definitive information statement on Schedule 14C under the Exchange Act relating to the Charter Amendment (the “Information Statement”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth in this Agreement, the Parties to this Agreement and by this Agreement agree as follows:

ARTICLE 1

INVESTMENTS

SECTION 1.1 Closing; Contributions of Sprint HoldCo

(a) At the Investment Closing, Sprint HoldCo will contribute Three Hundred and Thirty-One Million, Three Hundred and Ninety-Nine Thousand, Seven Hundred and Sixty-One Dollars and Zero Cents ($331,399,761.00) to Clearwire LLC.

(b) In consideration for the contribution described in Section 1.1(a), Clearwire LLC will issue in accordance with the terms of that certain Amended and Restated Operating Agreement of Clearwire LLC, dated as of November 28, 2008, as may be amended from time to time (the “Clearwire LLC Agreement”), 173,635,000 Class B Common Units (as defined in the Clearwire LLC Agreement) and 173,635,000 Voting Units (as defined in the Clearwire LLC Agreement) to Sprint HoldCo.

(c) Immediately following the issuance of the Voting Units, Sprint HoldCo will transfer all of its respective Voting Units described in Section 1.1(b) to Clearwire in consideration for Clearwire’s issuance to Sprint HoldCo of an equal number of shares of Class B Common Stock, par value $0.0001, of Clearwire (its “Class B Common Stock”).

(d) All payments required under this Section 1.1 will be made in cash by wire transfer of immediately available funds to a bank account(s) of Clearwire LLC designated in writing by Clearwire LLC promptly prior to the Investment Closing.

SECTION 1.2 Closing. Unless this Agreement has been earlier terminated in accordance with Section 5.1, and on the terms and the conditions set forth in Section 4.1, the closing of the transactions contemplated by Section 1.1 (the “Investment Closing”) will take place on the next Business Day after satisfaction or waiver of the closing conditions in Article 4 occurs with respect to the Investment Closing (excluding conditions that by their nature cannot be satisfied until the Investment Closing but subject to the satisfaction of such conditions at the Investment Closing), or another time and date that the Parties agree to in writing. As used herein, “Business Day” means a day that is not a Saturday or Sunday or other day that banks are authorized by Law to be closed in New York, New York.

SECTION 1.3 Clearwire Closing Deliverables. Clearwire will deliver, or cause to be delivered by Clearwire LLC, to Sprint HoldCo at the Investment Closing the following:

(i) an instrument (which may be evidence of book-entry) evidencing the Voting Units to be issued at the Investment Closing duly executed by Clearwire LLC;

(ii) an instrument (which may be evidence of book-entry) evidencing the Class B Common Units to be issued at the Investment Closing duly executed by Clearwire LLC;

(iii) a stock certificate or evidence of book-entry for the respective shares of Class B Common Stock to be issued at the Investment Closing duly executed by Clearwire;

(iv) a certificate executed by an executive officer of Clearwire certifying compliance by Clearwire with the conditions set forth in Sections 4.2(a) and 4.2(b);

(v) a certificate executed by the Secretary or any Assistant Secretary of Clearwire, dated as of the date of the Investment Closing, certifying the good standing of Clearwire in Delaware;

(vi) a certificate executed by the Secretary or any Assistant Secretary of Clearwire LLC, dated as of the date of the Investment Closing, certifying the good standing of Clearwire LLC in Delaware; and

(vii) all other documents required to be entered into by the Clearwire Parties under this Agreement.

SECTION 1.4 Sprint HoldCo Closing Deliverables. At the Investment Closing, Sprint HoldCo will deliver, or cause to be delivered, to the Clearwire Parties the following:

(a) an instrument evidencing the wire transfer of Sprint HoldCo’s contribution contemplated by Section 1.1, to be made at the Investment Closing in immediately available funds to a bank account designated in writing by Clearwire or Clearwire LLC, as the case may be;

(b) an instrument evidencing the transfer of the Voting Units to be transferred at the Investment Closing, duly executed by Sprint HoldCo; and

(c) all other documents required to be entered into by Sprint HoldCo and/or one or more appropriate subsidiaries of Sprint under this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE CLEARWIRE PARTIES

Each of the Clearwire Parties, jointly and severally, represents and warrants to Sprint HoldCo as of the date hereof that:

(a) Registration Statement and Prospectus. As of the date hereof and as of the Investment Closing, the Registration Statement and any post-effective amendment complied and will comply in all material respects with the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Execution Date, as the case may be, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Clearwire makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to Clearwire in writing by such Underwriter expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(b) Financial Statements. The historical financial statements of Clearwire and its consolidated subsidiaries and the related notes thereto included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of Clearwire and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the

Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the accounting records of Clearwire and its consolidated subsidiaries and presents fairly the information shown thereby. The interactive data in eXtensible Business Reporting Language incorporated by reference into the Registration Statement, Pricing Disclosure Package and the Prospectus has been prepared in accordance with the SEC’s rules and guidelines applicable thereto (the “XBRL Data”).

(c) No Material Adverse Change. Since the date of the most recent financial statements of Clearwire included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) there has not been any change in the capital stock (other than the issuance of shares of Class A Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Registration Statement, the Pricing Disclosure Package and the Prospectus), long-term debt of Clearwire or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by Clearwire on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations of Clearwire and its subsidiaries taken as a whole; (ii) neither Clearwire nor any of its subsidiaries has entered into any transaction or agreement that is material to Clearwire and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to Clearwire and its subsidiaries taken as a whole; and (iii) neither Clearwire nor any of its subsidiaries has sustained any material loss or interference with its business either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(d) Organization and Good Standing. Clearwire and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations of Clearwire and its subsidiaries taken as a whole or on the performance by Clearwire of its obligations under this Agreement (a “Material Adverse Effect”). The subsidiaries listed in Schedule 1 to this Agreement are the only significant subsidiaries of Clearwire.

(e) Capitalization. Clearwire has an authorized capitalization as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Capitalization” in the “Actual” column; all the outstanding shares of capital stock of Clearwire have been duly authorized and validly issued and are fully paid and non-assessable and except as described in or contemplated by the Registration Statement, Pricing Disclosure Package and the Prospectus, are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Registration Statement, Pricing Disclosure Package and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Clearwire or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of Clearwire or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of Clearwire conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by Clearwire have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by Clearwire, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer (other than transfer restrictions under applicable securities laws) or any other claim of any third party except as described in the Registration Statement, Pricing Disclosure Package and the Prospectus.

(f) Stock Options. With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of Clearwire and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of Clearwire (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of Clearwire Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of Nasdaq Global Select Market (“Nasdaq”) and any other exchange on which Company securities are traded, and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Clearwire and disclosed in Clearwire’s filings with the SEC in accordance with the Exchange Act and all other applicable laws. Clearwire has not knowingly granted, and there is no and has been no policy or practice of Clearwire of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding Clearwire or its subsidiaries or their results of operations or prospects.

(g) Due Authorization. Each of the Clearwire Parties has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by each of them of this Agreement and the consummation by the Clearwire Parties of the transactions contemplated hereby has been duly and validly taken.

(h) Investment Agreement. This Agreement has been duly authorized, executed and delivered by the Clearwire Parties.

(i) The Class B Common Units and Class B Common Stock. Each of the Class B Common Units, the Voting Units and the Class B Common Stock to be issued and sold by the Clearwire Parties hereunder has been duly authorized and, when issued and delivered and paid for as provided herein, will be validly issued, will be fully paid and nonassessable.

(j) No Violation or Default. Neither Clearwire nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, lease, deed of trust, loan agreement or other agreement or instrument to which Clearwire or any of its subsidiaries is a party or by which Clearwire or any of its subsidiaries is bound or to which any of the property or assets of Clearwire or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator, administrative agency or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) No Conflicts. The execution, delivery and performance by the Clearwire Parties of this Agreement, the issuance and sale of the Class B Common Units, the Voting Units and the Class B Common Stock and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Clearwire or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Clearwire or any of its subsidiaries is a party or by which Clearwire or any of its subsidiaries is bound or to which any of the property or assets of Clearwire or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Clearwire or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator, administrative agency, or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, lien, charge, encumbrance or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Clearwire Parties of this Agreement, the issuance and sale of the Class B Common Units, the Voting Units and the Class B Common Stock by Clearwire to Sprint HoldCo and the consummation of the transactions contemplated by this Agreement, except for the registration of the Class B Common Units, the Voting Units and the Class B Common Stock under the Securities Act and such consents, approvals, authorizations, orders, registrations and qualifications as may be required under applicable state securities laws in connection with the purchase of the Class B Common Units, the Voting Units and the Class B Common Stock by Sprint HoldCo or that have been obtained on or prior to the date of this Agreement.

(m) Legal Proceedings. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which Clearwire or any of its subsidiaries is a party or to which any property of Clearwire or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to Clearwire or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; to the Clearwire Parties’ knowledge no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others; and there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(n) Independent Accountants. Deloitte & Touche LLP, who has audited certain financial statements of Clearwire and its subsidiaries and KPMG LLP, who has certified certain financial statements of Clearwire’s predecessors, are each independent registered public accounting firms with respect to Clearwire and its subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(o) Title to Real and Personal Property. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, Clearwire and its subsidiaries have good and marketable title in fee simple to, or have valid interest and rights to use, all items of real and personal property that are material to the respective businesses of Clearwire and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The assets and properties owned, leased or otherwise used by Clearwire are in good repair, working order and condition (reasonable wear and tear excepted), except in such cases as their use does not so require or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Title to Intellectual Property. To the knowledge of each of Clearwire and Clearwire LLC and except as disclosed in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) the conduct of its business does not infringe, misappropriate, dilute or otherwise conflict with any intellectual property rights of others except for those infringements, misappropriations, dilutions or conflicts that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) in the four years prior to the date of this Agreement, Clearwire and its subsidiaries have not received any written notice of any claim of infringement, misappropriation, dilution of, or conflict with, any such rights of others that if determined in a manner adverse to the Clearwire Parties, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) there is no infringement, misappropriation, dilution or other conflict with Company Intellectual Property by any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used in this Section 2(p), “Company Intellectual Property” means the rights of Clearwire and its subsidiaries to all material patents, patent applications, patent rights, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) or other intellectual property to the extent necessary for the conduct of their respective businesses.

(q) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among Clearwire or any of its subsidiaries, on the one hand, and the directors, officers, stockholders or other affiliates of Clearwire or any of its subsidiaries, on the other, that would be required by the Securities Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Pricing Disclosure Package.

(r) Investment Company Act. Neither Clearwire nor any of its subsidiaries, is and, after giving effect to the sale of the Class B Common Units, the Voting Units and the Class B Common Stock and the application of the proceeds thereof will be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”).

(s) Taxes. Clearwire and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against Clearwire or any of its subsidiaries or any of their respective properties or assets (except for such taxes that are not delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles).

(t) Licenses and Permits. Except with respect to the FCC Licenses, the State Licenses and the Underlying Licenses (each as defined below), Clearwire and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental, administrative or regulatory authorities that are necessary for the ownership, lease and operation of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither Clearwire nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(u) No Labor Disputes. No labor disturbance by or dispute with employees of Clearwire or any of its subsidiaries exists or, to the best knowledge of the Clearwire Parties, is contemplated or threatened, and each of the Clearwire Parties is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v) Compliance with and Liability under Environmental Laws. Except as otherwise disclosed in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) Clearwire and its subsidiaries (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of worker or public health or safety, the environment, natural resources, hazardous or toxic substances or wastes, or to pollutants or contaminants, including without limitation petroleum and other products (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received written notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, or to pollutants or contaminants, including without limitation petroleum and other products, that would with respect to clause (x), (y) or (z), individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to

Clearwire or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, (x) there are no proceedings that are pending, or that are known to be contemplated, against Clearwire or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (y) Clearwire and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes or, pollutants or contaminants, including without limitation petroleum and other products, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (z) none of Clearwire and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is or, in the past six years, has been maintained, administered or contributed to by Clearwire or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) for employees or former employees of Clearwire or any member of its Controlled Group (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code except where any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption except where any such transaction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, has occurred or is reasonably expected to occur and, with respect to any such Plan, all minimum required contributions determined under Section 430 of the Code have been timely made; (iv) the fair market value of the assets of each Plan, which is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) except where any funding deficiency or the amount by which benefits accrued exceed the fair market value of assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur

(other than an event for which the 30-day notice period is waived by regulation); and (vi) neither Clearwire nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than administrative expenses, contributions to the Plan or premiums to the PBGC, each in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA) in an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Disclosure Controls. Clearwire and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by Clearwire in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Clearwire’s management as appropriate to allow timely decisions regarding required disclosure. Clearwire and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(y) Accounting Controls. Clearwire and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Clearwire and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the XBRL Data is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no material weaknesses or significant deficiencies in Clearwire’s internal controls.

(z) Insurance. Clearwire and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as Clearwire’s management reasonably believes are adequate to protect Clearwire and its subsidiaries and their respective businesses; and neither Clearwire nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) No Unlawful Payments. Neither Clearwire nor any of its subsidiaries nor, to the best knowledge of the Clearwire Parties, any director, officer, agent, employee or other person associated with or acting on behalf of Clearwire or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(bb) Compliance with Money Laundering Laws. The operations of Clearwire and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Clearwire or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Clearwire, threatened.

(cc) Compliance with OFAC. None of Clearwire, any of its subsidiaries or, to the knowledge of the Clearwire Parties, any director, officer, agent, employee or affiliate of Clearwire or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Clearwire Parties will not directly or indirectly use the proceeds of the sale of the Class B Common Units, the Voting Units and the Class B Common Stock hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(dd) No Restrictions on Subsidiaries. No subsidiary of Clearwire is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends or from making any other distribution on such subsidiary’s capital stock or membership interests, from repaying to Clearwire any loans or advances to such subsidiary from Clearwire or from transferring any of such subsidiary’s properties or assets to Clearwire or any other subsidiary of Clearwire.

(ee) No Broker’s Fees. Neither Clearwire nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against Clearwire or any of its subsidiaries or Sprint HoldCo for a brokerage commission, finder’s fee or like payment in connection with the sale of the Class B Common Units, the Voting Units and the Class B Common Stock.

(ff) No Registration Rights. Except as disclosed in the Registration Statement, Pricing Disclosure Package or the Prospectus, no person has the right to require Clearwire or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the SEC or the issuance and sale of the Class B Common Units, the Voting Units and the Class B Common Stock.

(gg) Statistical and Market Data. Nothing has come to the attention of Clearwire that has caused Clearwire to believe that the statistical and market-related data included in the Registration Statement, the Pricing Disclosure Package and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(hh) Sarbanes-Oxley Act. There is and has been no failure on the part of Clearwire or any of Clearwire’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”).

(jj) FCC Licenses and Underlying Licenses and Spectrum Leases. (i) The business of Clearwire and its subsidiaries, as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, is being conducted in compliance with applicable requirements under the federal Communications Act of 1934, as amended, and the regulations issued thereunder, all relevant rules, regulations and published policies of the FCC (collectively, the “Telecommunications Laws”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All licenses and authorizations issued by the FCC required for the operations of Clearwire and its subsidiaries, including the Spectrum Entities (as defined in the Registration Statement, the Pricing Disclosure Package and the Prospectus) as currently conducted in the markets in which Clearwire currently operates as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus are in full force and effect. Except for certain license renewal filings made by Clearwire in the ordinary course, there are no pending modifications or amendments to any licenses issued by the FCC to Clearwire or any of its subsidiaries, including the Spectrum Entities (the “FCC Licenses” and “State Licenses”), or, to the best of Clearwire’s knowledge, or to any license granted by the FCC to the lessor to the Spectrum Entities under a Spectrum Lease (as defined in the Pricing Disclosure Package and the Prospectus) (the “Underlying Licenses”), or any revocation proceedings pending with respect to any of such FCC Licenses or State Licenses, or, to the best of Clearwire’s knowledge, to any of such Underlying Licenses, in each case, which, if implemented or adversely decided, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred with respect to such FCC Licenses or State Licenses, or to the best of Clearwire’s knowledge, or the Underlying Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the FCC Licenses or State Licenses, or the Underlying Licenses, respectively, other than the expiration of such FCC Licenses or State Licenses, or such Underlying Licenses, respectively, in accordance with their terms. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no condition, event or occurrence existing, nor, to the best of Clearwire’s knowledge, is there any proceeding being conducted or threatened by any governmental authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal of any of the FCC Licenses or State Licenses, or, to the best of Clearwire’s knowledge, the Underlying Licenses, or the imposition of any penalty or fine by any regulatory body with respect to any of the FCC Licenses or State Licenses, or, to the best of Clearwire’s knowledge, the Underlying Licenses, or Clearwire or its subsidiaries, in each case which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii) No consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Telecommunications Laws to be obtained or made by Clearwire or any of its subsidiaries for the issuance and sale of the Securities or the execution, delivery and performance of this Agreement;

(iii) The execution, delivery and performance of this Agreement by Clearwire in accordance with its terms do not and will not violate any of the terms or provisions of, or constitute a default under, any of the Telecommunications Laws;

(iv) Clearwire and its subsidiaries each have filed with the FCC all necessary reports, documents, instruments, information and applications required to be filed pursuant to the Telecommunications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) The issuance and sale of the Class B Common Units, the Voting Units and the Class B Common Stock and the compliance by Clearwire with this Agreement and the consummation of the transactions herein contemplated will not result in a transfer of control of Clearwire within the meaning of the Telecommunications Laws and the rules and policies of the FCC;

(vi) Clearwire and each of its subsidiaries, including the Spectrum Entities, are legally qualified to hold the FCC Licenses or State Licenses held by such entities;

(vii) Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no (a) outstanding decree, decision, judgment, or order that has been issued by the FCC against Clearwire or any of its subsidiaries, or with respect to the FCC Licenses or State Licenses, or (b) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of Clearwire’s knowledge, threatened by or before the FCC against Clearwire, any of its subsidiaries, the FCC Licenses or State Licenses or, to the best of Clearwire’s knowledge, any Underlying Licenses, that, assuming an unfavorable decision, ruling or finding, in the case of each of (a) or (b) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii) All fees required by the FCC in connection with the FCC Licenses or State Licenses and the Underlying Licenses, including any and all down payments or installment payments required by FCC rules to be paid as of the date hereof have been timely and fully paid;

(ix) with respect to Spectrum Rights (as defined in the indentures among Clearwire LLC and Clearwire Finance, Inc., as issuers, the guarantors party thereto, and Wilmington Trust FSB, as trustee; dated November 24, 2009, December 9, 2009 and December 8, 2010) in the form of an FCC License, that a Spectrum Entity holds the FCC License and that the FCC License is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License for use by the Spectrum Entities throughout the entirety of the Geographic Service Area (as defined in the Pricing Disclosure Package and Prospectus) specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such FCC License; and (b) to the knowledge of Clearwire with respect to Spectrum Rights in the form of a Spectrum Lease (as defined in Pricing Disclosure Package and Prospectus): (1) the lessor under the spectrum lease (or, in the case of a sublease, the sublessor’s lessor) is the authorized holder of an FCC License that is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License throughout the entirety of the Geographic Service Area specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such spectrum lease; (2) the Geographic Service Area and the portion of the radiofrequency spectrum authorized for use by the lessor in the FCC License held by the lessor includes the entirety of both the Geographic Service Area and the portion of the radiofrequency spectrum specified in the Spectrum Lease; and the FCC License permits the lessor to lease and the Spectrum Lease validly leases to the Spectrum Entity that is a party thereto the entire portion of the radiofrequency spectrum specified in the Spectrum Lease throughout the entire Geographic Service Area specified in such Spectrum Lease for use by such Spectrum Entity in its business; except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; and (3) either (x) the spectrum lease is of a type and category that requires FCC approval to be valid and has currently effective FCC approval, or (y) the spectrum lease is not of a type and category that requires FCC approval; and

(x) Clearwire and each of its subsidiaries possess such valid and current licenses and authorizations issued by the FCC necessary to conduct their respective businesses as currently conducted, and neither Clearwire nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license or authorization which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SPRINT HOLDCO

Sprint HoldCo represents and warrants to each of the Clearwire Parties as of the Execution Date and the Investment Closing as follows:

SECTION 3.1 Organization; Authorization.

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company or similar powers required to carry on its business as now conducted. Sprint HoldCo has all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it under this Agreement.

(b) The execution and delivery of this Agreement and the performance by Sprint HoldCo of its obligations under this Agreement have been duly authorized by all necessary actions on the part of Sprint HoldCo. This Agreement has been duly executed and delivered by Sprint HoldCo and constitutes, and will constitute, a legal, valid and binding obligation of Sprint HoldCo, enforceable against it and such subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally.

SECTION 3.2 Non-Contravention. The execution, delivery and performance of this Agreement, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,

(a) any term or provision of the charter documents or equivalent organizational documents of Sprint HoldCo,

(b) any contractual obligation of Sprint HoldCo or its subsidiaries,

(c) any judgment, decree or order of any governmental authority to which Sprint HoldCo is a party or by which Sprint HoldCo or any of its properties are bound, or

(d) any law, rule or regulation applicable to Sprint HoldCo and in existence on the Execution Date,

in the case of each of clauses (b) through (d), except as would not prevent or materially delay the performance by Sprint HoldCo of any of its obligations under this Agreement or the performance by Sprint HoldCo of the Transactions contemplated by this Agreement.

SECTION 3.3 Securities Act; Investigation. The Class B Common Units, the Voting Units, the shares of Class B Common Stock received by Sprint HoldCo under this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act or the securities laws, rules or regulations of any other jurisdiction applicable to the Transactions contemplated by this Agreement. Sprint HoldCo has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the consideration received. Sprint HoldCo acknowledges that before the date of this Agreement, Sprint HoldCo has had access to information and documents of the Clearwire Parties and has had the opportunity to meet with members of senior management of the Clearwire Parties regarding the business and operations of the Clearwire Parties; provided, however, that this Section 3.3 does not limit or modify the representations and warranties of the Clearwire Parties set forth in this Agreement or the right of Sprint HoldCo to rely thereon. Sprint HoldCo hereby acknowledges that the Class B Common Units, the Voting Units, the shares of Class B Common Stock received pursuant to the Transactions will be subject to the terms of the Equityholders’ Agreement.

SECTION 3.4 Availability of Funds. On the date of the Investment Closing, Sprint HoldCo will have cash available or existing borrowing facilities that together are sufficient to enable it to consummate the Transactions contemplated by this Agreement.

SECTION 3.5 Required Filings and Consents. The execution and delivery of this Agreement by Sprint HoldCo and the consummation by Sprint HoldCo of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by Sprint HoldCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Sprint HoldCo of any of its obligations under this Agreement or the performance by Sprint HoldCo of the Transactions contemplated by this Agreement.

SECTION 3.6 Brokers. Sprint HoldCo shall be solely responsible for any obligation or liability, contingent or otherwise, incurred by it for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

SECTION 3.7 Disclaimer. Except for the representations and warranties contained in this Article 3, neither Sprint HoldCo nor any other person makes any other express or implied representation or warranty on behalf of Sprint HoldCo.

ARTICLE 4

CONDITIONS TO CLOSING

SECTION 4.1 Conditions to Each Party’s Obligations to the Investment Closing. The respective obligations of each Party at the Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the following conditions (each of which shall be determined and may be relied upon on an independent basis):

(a) no applicable law, rule or regulation will prohibit or prevent the consummation of the Transactions;

(b) no effective injunction, writ or preliminary restraining order or any order of any nature will have been issued by a governmental authority of competent jurisdiction prohibiting the consummation of the Transactions as provided in this Agreement; and

(c) the Class A Common Stock issued upon conversion of the Class B Common Stock and the Class B Common Units issued in the Transactions will have been listed on Nasdaq, subject only to official notice of issuance; and

(d) the Class A Offering shall have been consummated.

SECTION 4.2 Condition to Sprint HoldCo’s Obligations to the Investment Closing. The obligations of Sprint HoldCo at the Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the fulfillment (or written waiver by Sprint HoldCo) at or before the Investment Closing of each of the following conditions:

(a) the representations and warranties of the Clearwire Parties set forth in Article 2 shall have been true and correct in all material respects as of the Execution Date and will be true and correct in all material respects as of the Investment Closing as though made on and as of the date of the Investment Closing (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(b) Clearwire and Clearwire LLC will have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the Investment Closing; and

(c) the MVNO Agreement (as defined in the Commitment Agreement), including the MVNO Agreement Amendment (as defined in the Commitment Agreement), is in full force and effect.

SECTION 4.3 Conditions to the Clearwire Parties’ Obligations to the Investment Closing. The obligations of the Clearwire Parties at the Investment Closing to effect the Transactions contemplated in Article 1 will be subject to the fulfillment (or written waiver by the Clearwire Parties) at or before the Investment Closing of each of the following conditions:

(a) the representations and warranties of Sprint HoldCo set forth in Article 3 shall have been true and correct in all material respects as of the Execution Date and will be true and correct in all material respects as of the Investment Closing as though made on and as of the date of the Investment Closing (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct in all material respects as of such earlier date); and

(b) Sprint HoldCo will have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the Investment Closing.

ARTICLE 5

MISCELLANEOUS PROVISIONS

SECTION 5.1 Termination. This Agreement shall terminate: (a) upon the mutual written agreement of the Parties; (b) with respect to Sprint HoldCo, upon notice by Sprint HoldCo if the conditions to the Investment Closing are incapable of being satisfied and have not been waived by Sprint HoldCo and (c) with respect to the Clearwire Parties, if the conditions to the Investment Closing are incapable of being satisfied and have not been waived by the Clearwire Parties; provided, however, no Party may rely on the failure of any condition to be satisfied if such failure was caused by the failure of such Party to use its reasonable best efforts to consummate the Transactions. No such termination shall relieve any party for liability for any intentional and willful breach of this Agreement or any fraud in connection with this agreement. If this Agreement terminates under this Section 5.1, this Agreement will immediately terminate, and there will be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under this Article 5. For the avoidance of doubt, in the event this Agreement is terminated under this Section 5.1, the Commitment Agreement shall continue to be in full force and effect.

SECTION 5.2 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the notice, communication or delivery, will specify the Section under this Agreement under which it is given or being made, and will be delivered by first class mail (certified or registered mail, postage prepaid, return receipt requested), by hand or established overnight courier (with evidence of delivery and postage and other fees prepaid) or facsimile transmission (with facsimile acknowledgment) as follows:

To Clearwire or Clearwire LLC:	Clearwire Corporation 1475 120th Avenue Northeast Bellevue, Washington 98005 Attention: Chief Executive Officer Facsimile No.: (425) 216-7776 with copies to:

Clearwire Corporation 1475 120th Avenue Northeast Bellevue, Washington 98005 Attention: Legal Department Facsimile No.: (425) 216-7776

Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200 Seattle, Washington 98101 Attention: Sarah English Tune Facsimile No.: (206) 757-7161

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Joshua N. Korff Facsimile No.: (212) 446-6460

To Sprint HoldCo:	Sprint Nextel Corporation 2001 Edmund Halley Drive Reston, Virginia 20191 Attention: President of Strategic Planning and Corporate Initiatives Facsimile No.: (703) 433-4034 with copies to:

Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, Kansas 66251 Attention: Vice President—Law, Corporate Transactions and Business Law Facsimile No.: (913) 523-9803

King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 Attention: Michael J. Egan Facsimile No.: (404) 572-5100

or to the other representative or at the other address of a party as the party may furnish to the other parties in writing. Any notice, communication or delivery will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, communication or delivery shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

SECTION 5.3 Assignment; Successors in Interest. No assignment or transfer by any Party of the Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties. This Agreement will be binding on and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to the successors (whether by merger, operation of law or otherwise) or permitted assigns of that Party.

SECTION 5.4 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

SECTION 5.5 Jurisdiction. Any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may only be brought in the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the Parties consents to the jurisdiction of the courts (and of the appropriate appellate courts therefrom) in any proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any proceeding in any court or that any proceeding that is brought in any court has been brought in an inconvenient forum. Process in any proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the court. Without limiting the foregoing, each Party agrees that service of process on the Party as provided in Section 5.2 will be deemed effective service of process on the Party.

SECTION 5.6 Specific Performance and Other Remedies. Each Party acknowledges that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party or Parties may be without an adequate remedy at law. Notwithstanding the provisions of Section 5.5, if any Party violates or fails or refuses to perform any covenant or agreement made by the Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute a proceeding in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.

SECTION 5.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction. If permitted by law, each Party waives any provision of law, rule or regulation that renders any provision prohibited or unenforceable in any respect.

SECTION 5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one counterpart.

SECTION 5.9 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the person’s being deemed a third party beneficiary of this Agreement.

SECTION 5.10 Waiver. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

SECTION 5.11 Non-Survival of Representations and Warranties; Survival of Agreements. The representations and warranties in this Agreement will terminate at the earlier to occur of (i) the termination of this Agreement and (ii) the Investment Closing. Any covenant or other agreement of any Party herein, shall survive the Investment Closing hereunder indefinitely or for such lesser period of time as may be specified herein; provided that with respect to any covenant or other agreement that would otherwise terminate at a specified time, breaches of such covenant or other agreement will survive the Investment Closing indefinitely. No Party to this Agreement will have or make any claim against any other Party to this Agreement with respect to or arising out of the Transactions except with respect to those agreements that survive the Investment Closing or the termination of this Agreement, and, in any event, solely under the explicit provisions of this Agreement.

SECTION 5.12 Integration. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties with respect to the Transactions, with the exception of the Commitment Agreement and the Transaction Agreements (as defined in the Commitment Agreement), which are not superseded, modified or amended by this Agreement.

SECTION 5.13 Cooperation Following the Investment Closing. Following the Investment Closing, each Party will deliver to the other Party the further information and documents and will execute and deliver to the other Party the further instruments and agreements as any other Party may reasonably request to consummate or confirm the Transactions, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

SECTION 5.14 Fees. Each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its accountants, investment banks, consultants and counsel.

SECTION 5.15 Waiver of Jury Trial. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 5.16 Interpretation. Unless the context of this Agreement otherwise clearly requires,

(a) references to the plural include the singular, and references to the singular include the plural,

(b) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation,”

(c) references to any person include the successors and permitted assigns of that person,

(d) the terms “day” and “days” mean and refer to calendar day(s),

(e) the terms “year” and “years” mean and refer to calendar year(s), and

(f) the words “in full force and effect,” when used with respect to any contract, agreement or other arrangement that is binding or purports to be binding, mean, without limitation, that, if applicable, such contract, agreement or arrangement has been assumed by the relevant party pursuant to Section 365 of the Bankruptcy Code.

Unless otherwise set forth in this Agreement, references in this Agreement to

(i) any document, instrument or agreement (including this Agreement)

(A) includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and

(B) means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and

(ii) all Article and Section references in this Agreement are to Articles and Sections of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Investment Agreement as of the date set forth in the first paragraph of this Agreement.

CLEARWIRE CORPORATION

By:	/s/ Hope Cochran
Name: Hope Cochran
Title: Chief Financial Officer

CLEARWIRE COMMUNICATIONS LLC

By:	/s/ Hope Cochran
Name: Hope Cochran
Title: Chief Financial Officer

SPRINT HOLDCO, LLC

By:	/s/ Charles Wunsch
Name: Charles Wunsch
Title: President

Schedule 1

Significant Subsidiaries

Clearwire Communications LLC

Clearwire Legacy LLC

Clear Wireless LLC

Clearwire XOHM LLC

NSAC LLC